Abstract No. : 4112

TCR and HLA analysis of patients in a Phase I/IIa trial of a therapeutic CMV vaccine against recurrent glioblastoma (rGBM)

DE Anderson[1], A Zilberberg[2], H Philip[2,3], M Gordin[2], A-C Fluckiger[1], S Efroni[2], F Diaz-Mitoma[1]

[1]VBI Vaccines, Cambridge, MA, USA; [2]The Mina & Everard Goodman Faculty of Life Sciences, Bar Illan University, Ramat Gan, Israel; [3]CDR3 LTD, Ramat-Gan, Israel

VIRTUAL 2020 ESMO congress

Background

- Cytomegalovirus (CMV) antigens are reported in >90% of GBMs
- 'Foreign' tumor-associated viral antigens are inherently immunogenic
- **gB and pp65 antigens** are the most frequent CMV targets for CD4+ and CD8+ T-cells
  - CD8+ T cells are critical for killing of tumor cells
  - CD4+ effector memory (CCR7-CD45RA-) cells preferentially migrate to the tumor microenvironment and are critical for CD8+ T cell persistence and function
- **Targeting CMV as a foreign viral antigen** has the potential to harness, re-stimulate, and re-focus pre-existing anti-CMV immunity to clear CMV+ tumors
- **VBI-1901**, a bivalent gB/pp65 enveloped virus-like particle (eVLP), is currently in the Phase IIa portion of an ongoing Phase I/IIa clinical study
- To further assess **correlates of tumor response and clinical benefit**, human leucocyte antigen (HLA) restriction and T cell receptor (TCR) repertoires were evaluated
  - The **HLA profile** of a patient has been shown to influence the response to a variety of therapies, especially in virally-associated cancers[1] – patients with certain HLA Class I molecules have been shown to have better outcomes[2]
  - The **analysis of TCR repertoire** can be used to reflect the immune responses for patients – while the TCR repertoire is largely diverse and polyclonal under homeostatic conditions, in the context of viral infection, preferential selection of T cell clones can contribute to the narrowing of an antigen-selected TCR repertoire[3]

About VBI-1901

Rationally-designed vaccine immuno-therapeutic for CMV+ solid tumors

Schematic	
Antibody Target	gB
T Cell Targets	gB (CD4+), pp65 (CD8+)
Target Indication	Treatment of CMV+ solid tumors, notably glioblastoma
Rationale	Targets multiple antigens, each with multiple epitopes, to promote broad immunity & avoid tumor escape
Adjuvant	Co-administered with GM-CSF via intradermal route

Phase I/IIa Trial Design

Two-part, multi-center, open-label, dose-escalation study of VBI-1901 in patients with recurrent GBM

ClinicalTrials.Gov identifier: NCT03382977

PHASE I : Dose-Escalation Phase → Recurrent GBM patients (any #), n=6/arm

- Study Arm 1 – **Low Dose** (0.4µg + GM-CSF)
- Study Arm 2 – **Intermediate Dose** (2.0µg + GM-CSF)
- Study Arm 3 – **High dose** (10.0µg + GM-CSF)

PHASE IIA : Extension Phase → Recurrent GBM patients (1st only), n=10/arm

- Study Arm 1 – **High dose** (10.0µg + **GM-CSF**), i.d.
- Study Arm 2 – **High dose** (10.0µg + **GSK's AS01$_B$**),i.m.

OUTCOME MEASURES :

- *Safety*
- *Immunogenicity :* (1) T-cell immunity (gB, pp65), (2) serum anti-gB antibody titers, (3) other immune biomarkers
- *Tumor and clinical responses :* Based on MRIs and survival data
- *Quality of life :* ∆ from baseline

Identified Biomarker : Normal Baseline CD4+/CD8+ Ratio is Associated with Tumor Responses

- **Survival benefit observed in Phase I**
  - 12-month overall survival (OS) rate of 83% in Vaccine Responders (n=6) vs. 33% in Non-Responders (n=9), based on CMV ELISPOT response
  - Vaccine Responders saw a 6.25-month improvement in median OS (14.0 mos) vs. Non-Responders (7.75 mos)
- **Tumor responses observed in both Phase I and Phase IIa, study arm 1**
  - As of August 31, 2020, tumor responses were observed in 6 patients – 5 stable disease (SD) and 1 partial response (PR)
- **CD4+/CD8+ ratio biomarker**
  - A normal CD4+/CD8+ T cell ratio present at baseline has been identified as a potentially predictive biomarker correlated with tumor response



CD4/CD8 T cell ratio
p=0.01
Ratio among CD3+ T cells
Tumor Progression (n=20)
Tumor Response (n=6)

Tumor growth kinetics are delayed among patients with normal (blue) vs. low (black) baseline CD4+/CD8+ ratios



Change in Tumor Size Over Time
Tumor Size Change Compared to Baseline (%)
Time (weeks)
Part A
(SD) 01-003
01-005
01-004
01-006
01-007
01-009
01-012
01-013
01-016
03-001
01-017
03-003 (SD)
01-018
03-004 (SD)
03-006 (SD)
Part B
03-007
04-002 (PR)
03-012
04-004
03-014
01-028
03-015 (SD)
03-016

CMV-Specific Effector Memory (T_{em}) Cell Activity in Patients with Tumor Responses

Dynamic loss and boosting of CD4+ Te_m cells in patients with tumor responses

Tumor Responses



Patient 04-002
Partial Response (PR)
Patient 03-004
Patient 03-006
Patient 03-003
CMV-Specific CD4+ Tem Cells (%)
Time (weeks)

Tumor Progression



Patient 03-012
Patient 03-007
Patient 01-028

Loss of IE-1-specific CD8+ Te_m cells among patients with tumor response



CMV-Specific CD8+ Tem Cells (%)
Time (weeks)
04-002
03-004
01-012

Conflicts & Sponsorships

Dr. David E. Anderson is the Chief Scientific Officer at VBI Vaccines, the sponsor of the study

Phase I HLA Analysis : HLA Class I Haplotype

- **Vaccine Responders:** HLA-A and B alleles, reported to present CMV pp65 antigens, were present among 100% (6/6) of Vaccine Responders and 91% (10/11) of Vaccine Non-Responders
- **Tumor Response :** HLA-B*0702 allele was present among 75% (3/4) of patients with tumor responses (all of whom were vaccine responders) vs. 15% (2/13) of patients with progressive disease
- HLA-B*0702 is known to present both CMV IE-1 and pp65 peptides

Phase I TCR Repertoire Analysis in PBMC samples

- There is a trend towards a reduced number of unique complementary determining region 3 (CDR3) sequences in the TCR β chain over time among Vaccine Responders
- This trend is consistent with a modest reduction in TCR diversity over time

# of Unique CDR3 Sequences



Vaccine Non-Responder
Vaccine Responder
unique_AA_beta
Time point
patient_id

TCR β Chain Diversity



Vaccine Non-Responder
Vaccine Responder
diversity_aa
Time point
patient_id

Conclusions

- The TCR repertoire analysis suggests that VBI-1901 potentially increased the antigen-specific immune response, resulting in a narrowing of the T cell repertoire with repeat vaccination
- The HLA analysis suggests that epitope spreading to a CMV antigen not contained in VBI-1901 (IE-1) may be associated with tumor responses in patients that responded to the vaccine
- These biomarkers and assessments will continue to be evaluated throughout the study – additional clinical data from the Phase IIa Study Arm 2 is expected in Q4 2020

References

[1]Little et al., *Trends Mol. Med.* 1999; 8:337-342
[2]Chowell et al., *Science* 2018 Feb 2;359(6375):582-587
[3]Cui J-H et al., *Front. Immunol.* 9:2729

Contact Information

Dr. David E. Anderson
danderson@vbivaccines.com

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